DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of June 28, 2010, between PFS Funds (“Fund”), a Massachusetts business trust, and Rafferty Capital Markets, LLC, (“RCM”), a corporation organized and existing under the laws of the State of New York.

WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has registered one or more distinct series of shares of beneficial interest (“Shares”) for sale to the public under the Securities Act of 1933, as amended (“1933”), and has qualified its shares for sale to the public under various state securities laws; and

WHEREAS the Fund desires to retain RCM as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement; and

WHEREAS this Agreement has been approved by a vote of the Fund’s board of trustees or directors (“Board”) and its disinterested trustees/directors in conformity with Section 15(c) under the 1940 Act; and

WHEREAS RCM is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows;

1. Appointment. The Fund hereby appoints RCM as its agent to be the principal underwriter so as to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares and redemption of Shares on behalf of the Fund, subject to the terms and for the period set forth in this Agreement. RCM hereby accepts such appointment and agrees to act hereunder. The Fund understands that any solicitation activities conducted on behalf of the fund will be conducted primarily, if not exclusively, by employees of the fund’s sponsor who shall become registered representatives of RCM.

2.	Services and Duties of RCM.

	a.	RCM agrees to sell Shares on a best efforts basis from time to time during the term of this Agreement as agent for the fund and upon the terms described in the Registration Statement. As used in this Agreement, the term “Registration Statement” shall mean the currently effective registration statement of the fund, and any supplements thereto, under the 1933 Act and the 1940 Act.

	b.	RCM will hold itself available to receive purchase and redemption orders satisfactory to RCM for Shares and will accept such orders on behalf of the Fund. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

	c.	RCM, with the operational assistance of the Fund’s transfer agent, shall make Shares available through the National Securities Clearing Corporation’s Fund/SERV System.

	d.	RCM shall provide to investors and potential investors only such information regarding the Fund as the Fund shall provide or approve. RCM shall review and file all proposed advertisements and sales literature with appropriate regulators and consults with the fund regarding any comments provided by regulators with respect to such materials.

	e.	The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most current Prospectus. The Fund or its transfer agent shall make available to RCM a statement of each computation of net asset value and the details of entering into such computation.

	f.	RCM at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by RCM shall be at the price determined in accordance with, and in the manner set forth in, the most-current Prospectus. At the end of each business day, RCM shall notify, by any appropriate means, the Fund and its transfer agent of the orders for repurchase of Shares received by RCM since the last report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchases. The Fund reserves the right to suspend such repurchase right upon written notice to RCM. RCM further agrees to act as agent for the Fund to receive and transmit promptly to the Fund’s transfer agent shareholder requests for redemption of Shares.

	g.	RCM shall not be obligated to sell any certain number of shares.

	h.	RCM shall prepare reports for the Fund’s board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

	i.	In its capacity as distributor of the Shares, all activities of RCM and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including without limitation, the 1940 Act, all application rules and regulations promulgated by the SEC thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

	j.	Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind, the Fund’s officers may upon reasonable notice instruct RCM to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

3.	Duties of the Fund.

	a.	The Fund shall keep RCM fully informed of its affairs that impact this Agreement and shall provide to RCM from time to time copies of all information, financial statements, and other papers that RCM may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountant and such reasonable number of copies if the most current Prospectus, Statement of Additional Information (“SAI”), and annual and interim reports as RCM may request, and the Fund shall fully cooperate in the efforts of RCM to sell and arrange for the sale of Shares.

b.	The Fund shall maintain a currently effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the “SEC”), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Fund shall notify RCM in writing of the states in which the Shares may be sold and shall notify RCM in writing of any changes to such information. The Fund shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Fund’s communication with persons who are shareholders.

c.	The Fund shall not use any advertisements or other sales materials that have not been (i) submitted to RCM for its review and approval, and (ii) filed with the appropriate regulators.

d.	The Fund represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relating to RCM and the services it provides that are based upon written information furnished by RCM expressly for inclusion therein) of the Fund shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to RCM, pursuant to Section 3 hereof, shall be true and correct in all material respects.

4. Other Broker-Dealers. RCM in its discretion may enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Fund. In making agreements with such dealers, RCM shall act only as principal and not as agent for the Fund. The form of any such dealer agreement shall be mutually agreed upon and approved by the Fund and RCM.

5. Withdrawal of Offering. The Fund reserves the right at any time to withdraw all offerings of any or all Shares by written notice to RCM at its principal office. No Shares shall be offered by either RCM or the Fund under any provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Fund if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC.

6. Services Not Exclusive. The services furnished by RCM hereunder are not to be deemed exclusive and RCM shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Fund reserves the right to (i) sell Shares to investors on applications received and accepted by the Fund; (ii) issue Shares in connection with a merger, consolidation or recapitalization of the Fund; or (iii) issue additional Shares to shareholders.

7. Expenses of the Fund. The Fund shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Fund including, but not limited to, (i)fees and disbursements of its counsel and independent public accountant;(ii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; (iii) such other expenses related to the communications with persons who are shareholders of the Fund; and (iv) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Fund, and the costs and expenses payable to each such jurisdiction for continuing qualification therein. In addition, the fund shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature. RCM does not assume responsibility for any expenses not assumed hereunder.

8. Compensation. As compensation for the services performed and the expenses assumed by RCM under this Agreement including, but not limited to, any commissions paid for sales of Shares, the Fund, to the extent a particular series of the Fund (as such series are listed in Schedule A), is authorized to pay pursuant to plan of distribution adopted under Rule 12b-1 (a “12b-1 Plan”) under the 1940 Act, shall pay RCM, as promptly as possible after receipt of a quarterly invoice a fee for services as set forth in Schedule B to this Agreement. RCM shall, as appropriate, pay out the fees it receives pursuant to a 12b-1 Plan to financial intermediaries responsible for selling the shares of the class of the Fund having the 12b-1 Plan In addition, each investment adviser to the various Funds within the Trust will pay the expenses of RCM set forth in Schedule B hereunder out of its own resources.

9. Share Certificates. The Fund shall not issue certificates representing Shares unless requested to do so by a shareholder. If such request is transmitted through RSM, the Fund will cause certificates evidencing the Shares owned to be issued in such names and denominations as RCM shall from time to time direct.

10. Status of RCM. RCM is an independent contractor and shall be agent of the Fund only with respect to the sale and redemption of Shares.

11.	Indemnification.

	a.	The Fund agrees to indemnify, defend, and hold RCM, its officers and directors, and any person who controls RCM within the meaning of Section 15 of 1933 Act (“RCM entities”), few and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that RCM its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i)alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature, (ii) alleged omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, or (iii)

failure by the Fund to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect RCM against any liability to the Fund or its shareholders to which RCM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

b.	The Fund shall not be liable to RCM or RCM entities under this Agreement with respect to any claim made against RCM on any person indemnified unless RCM or other such person shall have notified the Fund in writing of the claim within 10 days of such receipt after the summons or other first written notification giving information of the nature of the claim shall have been served upon RCM or such other person (or after RCM or the person shall have received notice of service on any designated agent.) However, failure to notify the Fund of any claim shall not relieve the Fund from any liability that it may have to RCM or any other person against whom such action is brought otherwise than on account of this Agreement.

c.	The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Fund agrees to promptly notify RCM of the commencement of any litigation or proceedings against it or any its officers or directors in connection with issuance or sale of any of its Shares.

d.	RCM agrees to indemnify, defend, and hold the Fund, its officers and directors, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigation or defending against such claims, demands, liabilities and any counsel fees incurred in connection therewith) that the Fund, its directors or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from RCM’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by RCM to the Fund for use in the Registration Statement, Prospectus or SAI arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading.

e.	RCM shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if RCM elects to assume the defense, the defense shall be conducted by counsel chosen by

RCM and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that RCM elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If RCM does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

12.	Duration and Termination.

	a.	This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Fund’s Board who are neither interested persons (as defined in the 1940 Act) of the Fund (“Independent trustees/directors”) of RCM, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

	b.	Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent trustees/directors, or by vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to RCM, or by RCM at any time,without the payment of any penalty, on sixty days written notice by RCM to the Fund. This Agreement will automatically terminate in the event of its assignment.

13.	Privacy. Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of, the Fund to RCM, or collected or retained by RCM to perform its duties as distributor, shall be considered confidential information. RCM shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Fund other than for the purposes for which that information was disclosed to RCM, including use under an exception in Rules 13, 14 or 15 of the Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. RCM shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund. The Fund represents to RCM that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide RCM with a copy of that statement annually.

14. Anti-Money Laundering Compliance. Each of RCM and the Fund acknowledge that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

     RCM shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by it with any dealer that is authorized to effect transactions in Shares.

     Each of RCM and the Fund agree that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). RCM undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of its AML Operations, books and records pertaining to the Fund only. It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of RCM’s AML Operations, books or records pertaining to other clients of RCM.

15. Confidentiality. During the term of this Agreement, RCM and the Fund may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to RCM or the fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any governmental agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

16. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Fund; provided, that in either case, such amendment also shall be approved by a majority of the Independent trustees/directors.

17. Limitation of Liability. The Board and shareholders of the Fund shall not be personally liable for obligations of the Fund in connection with this Agreement.

18. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Fund, 480 North Magnolia Avenue, Suite 103, El Cajon, California 92020, Attn: Ross Provence; and if to RCM, 59 Hilton Avenue, Suite 101, Garden City, NY 11530, Attn: Thomas A. Mulrooney, with a copy to such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person”, and “assignment” shall have the same meaning as such terms have in the 1940 Act.

20. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

ATTEST:	PFS Funds
By: /s/ Jeffrey R. Provence	By: /s/ Ross C. Provence
Title: Secretary	By: President

ATTEST:	Rafferty Capital Markets, LLC
By: /s/ Mary Vogt	By: /s/ Thomas A. Mulrooney
Title: Office Manager	Title: President